EXHIBIT (11)

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--DILUTED
FISCAL YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996
AND FEBRUARY 4, 1995 (in thousands except per share amounts)
                                 1997         1996        1995
                               ---------    ---------   --------
Common shares outstanding
 at beginning of
 fiscal period                   17,239       17,169     17,124

Shares issued during
 the period -
 weighted average                   166           60         44

Shares issuable under
 employee stock plans -
 weighted average                    38           45         40

Dilutive effect of
 exercise of certain
 stock options                      186           53         84

Less:  Treasury stock -
 weighted average                (5,758)      (3,809)    (3,303)
                                --------    ---------   --------
Weighted average number
 of common and common
 equivalent shares               11,871       13,518     13,989
                                ========    =========   ========

Net earnings applicable
 to common shares:
   From continuing operations   $12,713      $14,363     $17,659
   From discontinued operations    --         --          (3,326)
                                --------    ---------   ---------
      Net earnings              $12,713      $14,363     $14,333
                                ========    =========   =========

Earnings per common share:
   From continuing operations     $1.07        $1.06       $1.26
   From discontinued operations      --           --       (0.24)
                                ---------   ---------   ---------
      Net earnings                $1.07        $1.06       $1.02
                                =========   =========   =========

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


Options to purchase 182,500 and 240,000 shares of common stock at $30.00 and $35.00 per share, respectively, were outstanding during 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire on February 2, 2003 and February 2, 2004, respectively, were still outstanding at the end of fiscal year 1997.

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE--BASIC
FISCAL YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996
AND FEBRUARY 4, 1995 (in thousands except per share amounts)
                                 1997         1996        1995
                               ---------    ---------   --------
Common shares outstanding
 at beginning of
 fiscal period                   17,239       17,169     17,124

Shares issued during
 the period -
 weighted average                   166           60         44

Less:  Treasury stock -
 weighted average                (5,758)      (3,809)    (3,303)
                                --------    ---------   --------
Weighted average number
 of common and common
 equivalent shares               11,647       13,420     13,865
                                ========    =========   ========

Net earnings applicable
 to common shares:
   From continuing operations   $12,713      $14,363    $17,659
   From discontinued operations    --         --         (3,326)
                                --------    ---------  ---------
      Net earnings              $12,713      $14,363    $14,333
                                ========    =========  =========

Earnings per common share:
   From continuing operations     $1.09        $1.07      $1.27
   From discontinued operations      --           --      (0.24)
                                ---------   ---------   --------
      Net earnings                $1.09        $1.07      $1.03
                                =========   =========   ========



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